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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 20, 2001
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)
1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on October 16, 2001.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 2, 6, 7, 8, 9 and 10, contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors' services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

SELECTED INQUIRES RECEIVED THROUGH SEPTEMBER 17, 2001

1.
First, let me say that I hope this message finds all in your organization well. Our [New York based] organization came out relatively unscathed with all employees accounted for. On top of having associates at other firms in the financial industry who are now missing, one co-worker did have relatives on board one of the planes so it does hit home.

In light of the circumstances, I would just like to get a general sense of how operations are, or are not, running at this time. Specifically, have international flights inbound to the US resumed since the last update on Sept 13th? If so, how are the backlogs out of Asia and Europe?

We are starting with your questions, this one and the one that follows below, because they seem to best reflect the global stage as we write these responses. While at this time we are all now trying to "get back to normal," we want to pause and publicly offer our heartfelt condolences to all those who have felt the immense pain and loss left by this tragedy.

As a company, we did not lose any of our employees as a result of the terrorist attacks, but we did have employees who lost family members. Our hearts go out to them and our thoughts are with all those who lost someone they knew.

Something this tragic serves to remind us of the greater issues in life that too often take a back seat to the mundane commercial concerns of the day. Without in any way wanting to minimize these sincere feelings, in order to "get back to normal" we go on with the mundane.

From a status standpoint:

  1)
  International flights have resumed for U.S. and non-U.S. flag carriers.

  2)
  The cargo backlog out of Asia is clearing up well. The backlog in Europe is also clearing, but a little more slowly.

  3)
  The FAA has issued new procedures that will allow cargo and mail to move on the same airplane as passengers.

All in all, it is our view that things are proceeding as well as can be expected. During this emergency situation, we have used our web technology to keep our customers informed of the changing circumstances. Based upon customer feedback, we believe that this effort was well received and we will continue to provide these updates until we are sure that things are as "normal" as they will get. We knew this was a good idea when we started seeing our updates on their home pages. The direct source for our updates is www.expeditors.com.

2.
What are you hearing about the ban on cargo and mail on passenger aircraft? Understandably, the cargo divisions of the major airlines are working closely with the FAA and they have intimated that the ban may be lifted in a couple of weeks time. Any thoughts regarding this whole situation and how your organization is dealing with it would be greatly appreciated. Also, have you gotten any indications from the FAA of new operating procedures for indirect air carriers which may be put in place going forward? I used to work in the industry with XXXXXX and XXXXX and I do appreciate all the elements you are attempting to manage in this chaotic time. Thanks for taking my questions.

The details of indirect carrier security programs are the subject of a government mandated non-disclosure policy. We are uncomfortable with answering any specific question in this regard.

We can say that we are in compliance with all applicable security guidelines and that we are confident in our ability to remain compliant however the requirements are altered. If system changes are required we are in control of our technology and we will be in a position to promptly comply. At the same time, if additional capital equipment is required for any reason, our balance sheet is such that we could make the necessary investment.

Security is expensive in terms of time and money, but investors should look at the cost of security as a given. By this we mean that since the regulations apply to all non-asset based global logistics companies in an equal manner, this is not a factor that we would use to judge the entry or exit point in an investment.

We move cargo between countries that in the vast majority of cases are separated from each other by large bodies of water. When speed is required, there is no real alternative to airfreight. Assuming that additional costs will be the result of changes to security requirements, it is our view that these costs will not result in wholesale shifts to alternative means of transport.

3.
I'm new to following your company, so this information may be in an 8-K already published (and if so could you point me to it), but I was looking for Expeditors' revenue broken down by geographic region and customer base (i.e. technology customers, auto, pharmaceuticals, etc.)

We have answered your questions in previous filings on Form 8-K, Form 10-Q or Form 10-K. Expeditors maintains an archive of the 8-K efforts on our website at www.investor.expeditors.com. For other SEC filings, this page also contains a link to the database maintained by the government. These filings are also available from several commercial services.

The disclosure of revenue broken down by geography is a required disclosure that can be found in the following locations: 1) the most recent filing on Form 10-Q or Form 10-K, 2) the quarterly earnings press releases and 3) Footnote 8 to the Consolidated Financial Statements in our annual report to shareholders. Our press releases and our annual reports to shareholders from 1997 and 1995 forward, respectively, can also be found at www.investor.expeditors.com.

With respect to the second part of your question, we have never made it a practice to disclose revenue by customer type. You may wish to look at our 8-K disclosures dated March 16, 2001 (question 5) and December 15, 2000 (question 10) for estimates.

4.
In light of the recent [now lifted] FAA restriction on cargo carried in the belly of passenger planes for an indefinite amount of time, could you tell me the percentage of your air cargo that moves in passenger planes vs. all-cargo planes?

We addressed a similar question, regarding the percentage of Expeditors freight that rides in passenger planes versus all-cargo planes, in our March 16, 2001 8-K, in response #16. Also, please see response 8 below, as it has some relevance to your question.

5.
Can you please provide me with a history of stock splits since 1994?

Actually, we will do one better than that, we'll provide the stock split history since we went public in September of 1984.

Split	Record Date
3:2	09/10/86
2:1	10/27/93
2:1	11/25/96
2:1	05/17/99
6.
What were the operating and financial impacts to Expeditors from the terrorist attacks against the United States of September 11th on (1) that Tuesday and (2) the remainder of the week when passenger flights were not allowed to bring freight into or out of the U.S.?

Even though the commercial and political capitals of the United States, New York and Washington, were the targets of these attacks; it is important to understand that this was a global event. In this age of 24-hour news spread by global satellites, our business colleagues overseas have felt the emotional impact of these events as much as we have here in the United States.

On September 11th, as a result of the airport shut down, no airfreight originated from or arrived at a U.S. destination—irrespective of whether the cargo was on passenger airlines or dedicated cargo freighters. Given the amount of air traffic that originates or terminates in the United States, the entire global air traffic system was disrupted. This situation continued until the weekend, when almost all airports were reopened and flight schedules resumed albeit with a reduced frequency.

Our airline partners suffered economic losses during this period and are looking to the political arena for short-term financial assistance. At this point, the issue seems to be a matter of how much assistance is required rather than a question of what needs to be done. Increased security will result in additional cost; the short-term political question is who is going to pay for it. In the long-term, we all will and the global economy will go forward.

7.
What is the potential impact to Expeditors from reduced airline capacity given that carriers are seemingly poised to reduce capacity in a material manner?

From published reports it looks like a 20% reduction is under consideration by carriers in North America and Europe, but we believe that it is too early for us to make any quantitative judgments. It is axiomatic that the amount of air capacity does directly impact market rates. To the extent that capacity is reduced, rates will probably increase.

One important thing to keep in mind is that there was already unused capacity in the global marketplace prior to the 11th of September. How much capacity needs to be taken off-line to make a real impact is something we'll have to wait and see. Rate stabilization is a good thing in the long-term and when a new equilibrium is established we know that will be healthy for the industry.

8.
What new airline regulations do you expect as a result of last week's tragic events? Will that only impact the U.S. or all regions and carriers?

As we noted previously, we are not comfortable discussing the FAA security regulations. We think it is safe to say that from a security standpoint, transportation or otherwise, as of mid-September 2001, the world is a different place than it was ten days ago. That being said, we don't honestly expect that there will be big structural changes in outlook for our industry. We understand that over 50 countries have missing or dead citizens as a result of the attacks. This is a global problem and any action taken in response will need to be global to be effective.

We do expect that the way we will have to operate might become much more demanding. However, it is important to note that to this point cargo has not been implicated as part of the problem. This means, in part, that we don't expect there to be any long-term prohibitions against shipping air cargo on passenger flights. The economics of the airline business are such that this would put the airlines in an untenable financial position. Passenger reservations may be down in the short term, but cargo will continue to fly.

9.
Is the current situation comparable to the uncertainty when Iraq first invaded Kuwait and the subsequent Gulf war? What is the same or different from a capacity and regulatory perspective? What was the impact to operating income during that period?

The current situation is as similar to the environment that existed during the build-up to the Gulf War as it is to any other time in the last two decades.

During this period, there was an overall loss of capacity as airliners were diverted to military use for the movement of personnel and material to the Persian Gulf. This was also a time of economic uncertainty. It is a fact that 1990 was the only year that we had less than double-digit growth in our operating income. Security was also very stringent.

One difference, of course, was that there was no time during this period that air operations to and from the U.S. were actually interrupted. Another difference is that the ten years between these events have seen increasing globalization of the economy. The world is a smaller and much more interdependent place now. What this all means for our business, or any business, remains to be seen.

10.
Will you use cash to repurchase stock as a result of market weakness?

Simultaneous with the release of this report, Expeditors has issued a general press release stating that the Board of Directors has authorized a discretionary program that authorizes the repurchase of up to 1,000,000 shares of our common stock. As stock is repurchased and retired, cash will certainly be the medium used to settle any such transactions.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

September 20, 2001	/s/ PETER J. ROSE Peter J. Rose, Chairman and Chief Executive Officer

September 20, 2001	/s/ R. JORDAN GATES R. Jordan Gates, Executive Vice President—Chief Financial Officer and Treasurer

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SELECTED INQUIRES RECEIVED THROUGH SEPTEMBER 17, 2001
SIGNATURES